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                                                                EXHIBIT 10.5(b)



                 EXCERPT FROM MINUTES OF THE APPLIED POWER INC.
                         COMPENSATION COMMITTEE MEETING
                              HELD ON MAY 3, 1994



FY94 CORPORATE BONUS PLAN   Mr. Sim reviewed the status of the corporate bonus
for fiscal 1994. Mr. Sim recommended that the Committee approve including $.10 per share to the Company's earnings per share measure based upon the inclusion of the Wright Line unit in the Company's continuing operations. Following discussion, the Committee unanimously approved increasing the Company's earnings per share targets for fiscal 1994 bonus purposes by $.10, from $1.25 to $1.35 per share.